Exhibit 3.2
FIRST NATIONAL BANK OF ORRVILLE
AMENDED BYLAWS
Article I
Meetings of Shareholders
Section 1.1. Annual Meeting. The regular annual meeting of the shareholders to elect directors and transact whatever other business may properly come before the meeting, shall be held at the main office of the association, 112 West Market Street, city of Orville, state of Ohio, or such other place as the board of directors may designate, at such time as the board of directors may designate, on the fourth Thursday in April of each year, or if that date falls on a legal holiday in the state in which the association is located, on the next following banking day. Notice of the meeting shall mailed by first class mail, postage prepaid, at least 10 days and no more than 60 days prior to the date thereof, addressed to each shareholder at his or her address appearing on the books of the association. If, for any cause, an election of directors is not made on that date, or in the event of a legal holiday, on the next following banking day, an election may be held on any subsequent day within 60 days of the date fixed, to be designated by the board of directors, or, if the directors fail to fix the date, by shareholders representing two-thirds of the shares. In these circumstances, at least 10 days’ notice must be given by first-class mail to the shareholders.
Section 1.2. Special Meetings. Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the board of directors or by any three or more shareholders owning, in the aggregate, not less than twenty-five percent of the stock of the association. Every such special meeting, unless otherwise provided by law, shall be called by mailing, postage prepaid, not less than 10 days nor more than 60 days prior to the date fixed for the meeting, to each shareholder at the address appearing on the books of the association a notice stating the purpose of the meeting.
The board of directors may fix a record date for determining shareholders entitled to notice and to vote at any meeting, in reasonable proximity to the date of giving notice to the shareholders of such meeting. The record date for determining shareholders entitled to demand a special meeting is the date the first shareholder signs a demand for the meeting describing the purpose or purposes for which it is to be held.
Shareholders or the board of directors may call a special meeting to amend the Articles of Association or Bylaws, regardless of whether the board may amend the Bylaws in the absence of shareholder approval.
If an annual or special shareholder’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time or place, if the new date, time or place is announced at the meeting before adjournment, unless any additional items of business are to be considered, or the association becomes aware of an intervening event materially affecting any matter to be voted on more than 10 days prior to the date to which the meeting is adjourned. If a new record date for the adjourned meeting is fixed, however, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date. If, however, the meeting to elect the directors is adjourned before the election takes place, at least ten days’ notice of the new election must be given to the shareholders by first-class mail.
Section 1.3. Nominations of Directors. Nominations for election to the board of directors may be made by the board of directors or by any stockholder of any outstanding class of capital stock of the association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the association, shall be made in writing and shall be delivered or mailed to the president of the association not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided that, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the president of the association no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:
(1)	The name and address of each proposed nominee.

(2)	The principal occupation of each proposed nominee.

(3)	The total number of shares of capital stock of the association that will be voted for each proposed nominee.

(4)	The name and residence address of the notifying shareholder.

(5)	The number of shares of capital stock of the association owned by the notifying shareholder.
The chairperson of the meeting may, in his or her discretion, disregard nominations not made in accordance herewith, and upon his or her instructions, the vote tellers may disregard all votes cast for each such nominee.
Section 1.4. Judges of Election. Three judges, who shall be appointed from among the shareholders by the board of directors, shall hold and conduct every election of directors. The judges of election shall hold and conduct the election at which they are appointed to serve. After the election, they shall file with the cashier a certificate signed by them, certifying the result thereof and the names of the directors elected. The judges of election, at the request of the chairperson of the meeting, shall act as tellers of any other vote by ballot taken at such meeting, and shall certify the result thereof.
Section 1.5. Proxies. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and filed with the records of the meeting. Proxies with facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a written confirmation from the shareholder. Proxies meeting the above requirements submitted at any time during a meeting shall be accepted.
Section 1.6. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law, or by the shareholders or directors pursuant to section 9.2, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association, or by the shareholders or directors pursuant to section 9.2. If a meeting for the election of directors is not held on the fixed date, at least 10 days’ notice must be given by first-class mail to the shareholders.
Article II
Directors
Section 2.1. Board of Directors. The board of directors (board) shall have the power to manage and administer the business and affairs of the association. Except as expressly limited by law, all corporate powers of the association shall be vested in and may be exercised by the board.
Section 2.2. Number. The board shall consist of no less than five nor more than twenty-five persons, unless the OCC has exempted the association from the 25-member limit. The exact number is to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof.
Section 2.3. Term of Directors. Directors shall be elected for periods of one to three years and until their successors are elected and qualified, but if a staggered board is chosen, provision shall be made for the election of approximately one-third or one-half of the board each year, as appropriate.
Section 2.4. Organization Meeting. The cashier or secretary, upon receiving the certificate of the judges, of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet at the main office of the association to organize the new board and elect and appoint officers of the association for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within 30 days thereof. If, at the time fixed for such meeting, there shall not be a quorum, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.
Section 2.5. Regular Meetings. The regular meetings of the board of directors shall be held, without notice, on the third Tuesday of each month, at the main office or other such place as the board may designate. When any regular meeting of the board falls upon a holiday, the meeting shall be held on the next banking business day unless the board shall designate another day.

Section 2.6. Special Meetings. Special meetings of the board of directors may be called by the association, or at the request of three or more directors. Each member of the board of directors shall be given notice stating the time and place by telegram, first class mail, or in person, of each special meeting.
Section 2.7. Quorum. A majority of the entire board then in office on the board shall constitute a quorum at any meeting, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If the number of directors present at the meeting is reduced below the number that would constitute a quorum, no business may be transacted.
Section 2.8. Voting. At all meetings of the Board of Directors, each director shall have one vote irrespective of the number of shares he may hold.
Section 2.9. Manifestation of Dissent. A director of the association who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.
Section 2.10 Fees. No Director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, a reasonable fee to be paid each Director for his services in attending meetings of the Board. The Board of Directors may provide that such fee as it deems reasonable shall be paid to any of its members, or to the members of any other duly authorized committee for attendance upon meetings of the Board or of such committee, respectively.
Section 2.11 Vacancies. When any vacancy occurs among the directors, a majority of the remaining members of the board, according to the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose at which a quorum is present, by the affirmative vote of a majority of all the directors remaining in office, or by shareholders at a special meeting called for that purpose, in conformance with section 2.2 of this article. At any such shareholder meeting, each shareholder entitled to vote may have the right to multiply the number of votes he or she is entitled to cast by the number of vacancies being filled and cast the product for a single candidate or distribute the product among two or more candidates.
A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.
Section 2.12. Removal of Directors. Any director may be removed either with or without cause, at any time, by a vote of the shareholders holding a majority of the shares then issued and outstanding and who were entitled to vote for the election of the director sought to be removed, at any special meeting called for that purpose, or at the annual meeting. Except as otherwise prescribed by statute, a director may be removed for cause by vote of a majority of the entire Board.
Section 2.13. Resignation. Any director may resign his office at any time, such resignation to be made in writing and to take effect immediately without acceptance.
Section 2.11. Mandatory Retirement. No director shall serve in such capacity after he has attained seventy years of age.
Section 2.12. Honorary Directors. Notwithstanding the provisions of Section 2 of this Article, the Board may from time to time designate any number of persons to be Honorary Directors or Directors Emeritus.
Article III
Committees of the Board
The board of directors has power over and is solely responsible for the management, supervision, and administration of the association. The board of directors may delegate its power, but none of its responsibilities, to such persons or committees as the board may determine.
The board of directors must formally ratify written policies authorized by committees of the board before they become effective. Each committee must have one or more member(s), who serve at the pleasure of the board of directors. Provisions of the articles and Bylaws governing place of meetings, notice of meeting, quorum, and voting requirements of the board of directors, apply to committees and their members as well. The creation of a committee and appointment of members to it must be approved by the board of directors.
Section 3.1. Executive Committee. There shall be a executive committee composed of not less than three directors, appointed by the board annually or more often. The Executive committee, on behalf of the association, shall have power to discount and purchase bills, notes and other evidences of debt, to buy and sell bills of exchange, to examine and approve loans and discounts, to exercise authority regarding loans and discounts, and to exercise, when the board is not in session, all other powers of the board that may be delegated lawfully.
The executive committee, on behalf of the association, shall have the power to ensure adherence to the funds management policy, to recommend amendments thereto, to purchase and sell securities, to exercise authority regarding investments and to exercise, when the board is not in session, all other powers of the board regarding investment securities that may be lawfully delegated.
The executive committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the board of directors at which a quorum is present, and any action taken by the board with respect thereto shall be entered in the minutes of the board.

Section 3.2. Audit Committee. There shall be an audit committee composed of no less than three_directors, exclusive of any active officers, appointed by the board annually or more often. The duty of that committee shall be to examine at least once during each calendar year and within 15 months of the last examination the affairs of the association or cause suitable examinations to be made by auditors responsible only to the board of directors and to report the result of such examination in writing to the board at the next regular meeting thereafter. Such report shall state whether the association is in a sound condition, and whether adequate internal controls and procedures are being maintained and shall recommend to the board such changes in the manner of conducting the affairs of the association as shall be deemed advisable.
Section 3.3. Other Committees. The board of directors may appoint, from time to time, from its own members, compensation, special litigation and other committees of one or more persons, for such purposes and with such powers as the board may determine.
However, a committee may not:
(1)	Authorize distributions of assets or dividends.

(2)	Approve action that the shareholders must approve.

(3)	Fill vacancies on the board of directors or any of its committees.

(4)	Amend the Articles of Association.

(5)	Adopt, amend, or repeal the Bylaws.

(6)	Authorize or approve the issuance or sale, or contract for sale, of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares.
Article IV
Officers and Employees
Section 4.1. Chairperson of the Board. The board of directors shall appoint one of its members to be the non executive chairperson of the board to serve at its pleasure. Such person shall preside at all meetings of the board of directors. The chairperson of the board shall:
(1)	Supervise the carrying out of the policies adopted or approved by the board;

(2)	Have the specific powers conferred by these Bylaws; and

(3)	Have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the board of directors.

Section 4.2. President and Chief Executive Officer. The board of directors shall appoint one of its members to be the president and chief executive officer (“president”) of the association. In the absence of the chairperson, the president shall preside at any meeting of the board. The president shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of president, or imposed by these Bylaws. The president shall also have and may exercise such further powers and duties as from time-to-time may be conferred, or assigned by the board of directors.
Section 4.3. Vice President. The board of directors may appoint one or more vice presidents. Each vice president shall have such powers and duties as may be assigned by the board of directors. The board of directors shall designate one vice president, in the absence of the president, to perform all the duties of the president.
Section 4.4. Cashier. The board of directors shall appoint a cashier, or other designated officer who shall be secretary of the board and of the association, and shall keep accurate minutes of all meetings. The cashier shall:
(1)	Attend to the giving of all notices required by these Bylaws;

(2)	Be custodian of the corporate seal, records, documents, and papers of the association;

(3)	Provide for the keeping of proper records of all transactions of the association;

(4)	Have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of cashier, or imposed by these Bylaws; and

(5)	Perform such other duties as may be assigned from time-to-time, by the board of directors.
The board of directors or a duly designated officer may assign some or all of the duties performed by the bank’s cashier to its president or to any other officer, including any person elected by the board of directors to serve in the capacity of corporate secretary.
Section 4.5. Other Officers. The board of directors may appoint a corporate secretary, one or more assistant secretaries, one or more executive vice presidents, senior vice presidents, vice presidents, assistant vice presidents, one or more trust officers, one or more assistant cashiers, one or more managers and assistant managers of branches and such other officers and attorneys in fact as from time to time may appear to the board of directors to be required or desirable to transact the business of the association. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the board of directors or the president.

Section 4.6. Tenure of Office. The president and all other officers shall hold office for the current year for which the board was elected, unless they shall resign, become disqualified, or be removed; and any vacancy occurring in the office of president shall be filled promptly by the board of directors.
Section 4.7. Resignation. An officer may resign at any time by delivering notice to the association. A resignation is effective when the notice is given unless the notice specifies a later effective date.
Article V
Stock and Stock Certificates
Section 5.1. Transfers. Shares of stock shall be transferable on the books of the association, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his or her shares, succeed to all rights of the prior holder of such shares. The board of directors may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the association for stock transfers, voting at shareholder meetings, and related matters, and to protect it against fraudulent transfers.
Section 5.2. Stock Certificates. Certificates of stock shall bear the signature of the president (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the cashier, assistant cashier, or any other officer appointed by the board of directors for that purpose, to be known as an authorized officer, and the seal of the association shall be engraved thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the association properly endorsed.
The board of directors may adopt or use procedures for replacing lost, stolen, or destroyed stock certificates as permitted by law.
The association may establish a procedure through which the beneficial owner of shares that are registered in the name of a nominee may be recognized by the association as the shareholder. The procedure may set forth:
(1)	The types of nominees to which it applies.

(2)	The rights or privileges that the association recognizes in a beneficial owner.

(3)	How the nominee may request the association to recognize the beneficial owner as the shareholder.

(4)	The information that must be provided when the procedure is selected.

(5)	The period over which the association will continue to recognize the beneficial owner as the shareholder.

(6)	Other aspects of the rights and duties created.
Article VI
Corporate Seal
The president, the cashier, or any assistant cashier, or other officer thereunto designated by the board of directors, shall have authority to affix the corporate seal to any document requiring such seal and to attest the same. Such seal shall be substantially in the following form:
(Impression)
(of)
(Seal)
Article VII
Miscellaneous Provisions
Section 7.1. Fiscal Year. The fiscal year of the association shall be the calendar year.
Section 7.2. Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the association by the chairperson of the board, or the president, or any vice president, or the cashier, or, if in connection with the exercise of fiduciary powers of the association, by any of those officers or by any trust officer. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the association in such other manner and by such other officers as the board of directors may from time to time direct. The provisions of this section 8.2 are supplementary to any other provision of these Bylaws.
Section 7.3. Records. The Articles of Association, the Bylaws, and the proceedings of all meetings of the shareholders, the board of directors, and standing committees of the board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the cashier, or other officer appointed to act as secretary of the meeting.
Section 7.4. Corporate Governance Procedures. To the extent not inconsistent with applicable federal banking statutes or regulations or bank safety and soundness, the corporate governance procedures of the general corporation laws of the state of Ohio as set forth in Chapter 1701 of the Ohio Revised Code will be followed.
Section 7.5. Indemnification. The association may make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k) and its implementing regulations.

The association may indemnify an institution-affiliated party, as defined at 12 USC 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the laws of the state of Ohio, provided such payments are consistent with safe and sound banking practices.
Article VIII
Bylaws
Section 8.1. Inspection. A copy of the Bylaws, and all amendments shall at all times be kept in a convenient place at the main office of the association, and may be inspected by all shareholders during banking hours.
Section 8.2. Amendments. The Bylaws may be amended, altered, or repealed, at any regular meeting of the board of directors, by a vote of a majority of the total number of the directors, provided that the following language accompanying any such change.
I, Albert W Yeagley, certify that: (1) I am the duly constituted secretary of the board of directors of First National Bank of Orville, and as such officer am the official custodian of its records; (2) the foregoing Bylaws are the Bylaws of the association, and all of them are now lawfully in force and effect.
I have hereunto affixed my official signature and the seal of the association, in the City of Orrville, On this 18th day of December, 2007.

/s/ Albert W. Yeagley
Secretary

(Seal of Bank)